UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2005

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Morningside Drive North,

Building B-Suite 300, Westport, CT 06880

(Address of principal executive offices) (zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)

On December 21, 2004, Velocity Express Corporation, a Delaware corporation (the “Company”), entered into a Purchase Agreement the (“Purchase Agreement”) with certain institutional and accredited investors (the “Investors”). Under the Purchase Agreement, the Company issued on December 21, 2004, 6% Convertible Notes (the “Notes”) in the aggregate principal amount of $21,000,000, which will be convertible into Series M Preferred Stock of the Company upon stockholder approval of an increase in the Company’s authorized share capital, a reverse stock split of the Company’s Common Stock and certain other matters. Under the Purchase Agreement, the Company may also sell up to an additional $2,000,000 in principal amount of the Notes (“Additional Notes”) under the terms of the Purchase Agreement for up to 30 days after the December 21, 2004 (“Additional Note Sale Period”). By January 27, 2005, all of the Investors have consented to extending the Additional Note Sale Period until January 31, 2005. However, the Purchase Agreement was not formally amended. The Company sold an additional $1,910,000 in principal amount of the Additional Notes on January 31, 2005, in a private placement to certain holders of its Preferred Stock. Mr. Alex Paluch, one of our directors, purchased $40,000 of the Additional Notes and East River II, LP, an investment fund for which Mr. Paluch serves as General Partner, purchased $250,000 of the Additional Notes in this offering.

The Additional Notes have exactly the same terms as the Notes and will bear interest at a rate equal to 6.0% per annum and mature and become due and payable on the earlier of (i) April 30, 2005 or (ii) the date on which the Company’s stockholder vote not to approve the conversion of the Notes and Additional Notes into Series M Preferred. The Additional Notes may not be repaid by the Company prior to maturity. Upon a Change of Control (as defined in the Additional Notes), the Company must repurchase the Additional Notes at the option of each holder. The Additional Notes will convert automatically into shares of Series M Preferred Stock upon stockholder approval of the transaction pursuant to the Purchase Agreement and certain other matters. The conversion price per share for the Additional Notes equals $0.0737 multiplied by a fraction, the numerator of which is the number of shares of the Company’s Common Stock, on a fully-diluted basis (including Common Stock and debt, preferred stock, rights options and warrants convertible into or exchangeable for Common Stock (but excluding options or warrants with an exercise price of $0.51 per share or more)) existing on December 21, 2005, and the denominator of which is the number of shares of the Company’s Common Stock on a fully-diluted basis existing as of the conversion date. Any fractional shares of Series M Preferred resulting from this conversion shall be cashed and no fractional share of Series M Preferred shall be issued. Upon the occurrence of an “Event of Default,” as defined in the Additional Notes, all unpaid principal and accrued interest under the Additional Notes shall automatically become immediately due and payable if the Event of Default is triggered by the Company becoming bankrupt or insolvent. If the Event of Default is triggered by reasons other than the Company becoming bankrupt or insolvent, all unpaid principal and accrued interest under the Additional Notes shall become immediately due and payable upon the election of the holder of the Additional Notes.

Item 2.03  Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The contents of Item 1.01 are incorporated by reference in their entirety.

Item 3.02  Unregistered Sales of Equity Securities

The contents of Item 1.01 are incorporated by reference in their entirety.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of 6% Convertible Note (incorporated by reference to Exhibit 10.2 in the Current Report on Form 8-K filed on December 27, 2004).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2005

VELOCITY EXPRESS CORPORATION

By:	/s/ Wesley C. Fredenburg
Name:	Wesley C. Fredenburg
Title:	Secretary and General Counsel